EXHIBIT 5

                       [O'Melveny & Myers LLP Letterhead]

January 25, 2002

Roxio, Inc.
461 South Milpitas Boulevard
Milpitas, California 95035

      Re:   Registration Statement on Form S-8 of Roxio, Inc.

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 750,000 shares of Common Stock, par value $0.001 per share, of Roxio, Inc. (the "Common Stock"), and additional Preferred Stock Purchase Rights pursuant to the Preferred Stock Rights Agreement, dated as of May 18, 2001, between Roxio, Inc. and Mellon Investor Services, LLC, as Rights Agent (the "Preferred Stock Purchase Rights" and, together with the Common Stock, the "Shares") to be issued or delivered pursuant to the Roxio, Inc. 2002 Stock Plan (the "Plan"). We have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Shares to be issued or delivered pursuant to and in accordance with the Plan.

Based upon such examination and upon such matters of fact and law as we have deemed relevant, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of Roxio, Inc. and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, the Preferred Stock Purchase Rights will be validly issued and the Common Stock will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration
Statement.

                               Respectfully submitted,

                               /s/ O'Melveny & Myers LLP